Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Royalty Pharma plc

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Ordinary Shares, par value $0.0001 per share	(1)	Other	2,000,000	$32.65	$65,290,000.00	0.0001531	$9,995.90

Total Offering Amounts:							$65,290,000.00		9,995.90
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$9,995.90

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Offering Note(s)

(1)	This Registration Statement on Form S-8 covers Class A ordinary shares, par value $0.0001, of Royalty Pharma plc (i) authorized for issuance under the Registrant’s 2025 Equity Incentive Plan (the “Plan”) and (ii) pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, any additional shares of the Registrant’s Class A ordinary shares that become issuable under the Plan set forth herein by reason of any share dividend, share split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s Class A ordinary shares.

The Proposed Maximum Offering Price Per Share is estimated in accordance with Rule 457(c) and (h) solely for purposes of calculating the registration fee on the basis of $33.08, the average of the high and low prices of the Registrant’s Class A ordinary shares as reported on the Nasdaq Global Select Market on May 14, 2025. The Proposed Maximum Offering Price Per Share, Maximum Aggregate Offering Price and Amount of Registration Fee is rounded up to the nearest penny.